Exhibit 5.1

BRIAN F. LANTER Attorney at Law, P.C. e-mail: lanter@rt66.com	117 Bryn Mawr Dr. SE, Suite 104 Albuquerque, NM 87106-2209 phone: 505-314-1265 fax: 505-314-1266

May 16, 2011

Palatin Technologies, Inc.
4C Cedar Brook Drive
Cranbury, NJ  08512

Re:	Registration of common stock offered pursuant to the 2011 Stock Incentive Plan

Ladies and gentlemen:

I have acted as counsel to Palatin Technologies, Inc., a Delaware corporation ("Palatin") in connection with the preparation of its registration statement on Form S-8 under the Securities Act of 1933, to be filed with the Securities and Exchange Commission, with which this opinion is to be filed as an exhibit. The registration statement relates to the issuance from time to time of up to 4,488,696 shares (the "Shares") of Palatin's $.01 par value common stock, pursuant to stock or stock-based awards which Palatin may grant under its 2011 Stock Incentive Plan (the "Plan").

As counsel to Palatin, I have examined such corporate records, documents, agreements and such matters of law as I have considered necessary or appropriate for the purpose of this opinion. On the basis of my examination, I advise you that in my opinion, the Shares have been duly authorized for issuance under the Plan, and the Shares, when issued and paid for in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable.

I am a member of the Bar of the State of New Mexico and the opinions expressed herein are limited to questions arising under the General Corporation Law of the State of Delaware and the Federal laws of the United States of America, and I disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

I consent to the filing of this opinion as an exhibit to the registration statement.

Very truly yours,

/s/ Brian F. Lanter

Brian F. Lanter, Attorney at Law, P.C.